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                                                                 Exhibit 10.1.10

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of April 1, 1997 (the "Effective Date") at Akron, Ohio between TELXON CORPORATION ("Employer"), a Delaware corporation with offices at 3330 West Market Street, Akron, Ohio 44333, and LEONARD D. ABEITA ("Employee").

                                   WITNESSETH:

      WHEREAS, Employer desires to employ Employee initially as Senior Vice President, Global Professional Services of Employer, and thereafter, in such capacity as the Board of Directors of Employer shall direct, and Employee desires to be so employed, upon the terms and conditions herein contained; and

      WHEREAS, Employer and Employee desire to have this Agreement supersede any and all prior agreements, oral or written, relating to the employment of Employee by Employer.

      NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual promises and agreements contained herein, the parties hereto agree as follows:

         1. EMPLOYMENT PERIOD. Employer agrees to employ Employee, and Employee agrees to serve Employer, for the period beginning on the Effective Date and ending March 31, 2000, subject to earlier termination pursuant to paragraph 4 hereof (the "Employment Period").

         2.       NATURE OF DUTIES.

                  a. Employee's duties and responsibilities shall be to serve as Senior Vice President, Global Professional Services of Employer or in such other capacity as the Board of Directors of Employer may at any time and from time to time in its discretion direct, in conformity with management policies, guidelines and directions issued by Employer. Employee shall report directly to Frank E. Brick, President and Chief Executive Officer of Employer, or such other officer of Employer as the Board of Directors shall direct (the "Supervisor"), and shall have general charge and supervision of those functions and such other responsibilities as the Supervisor shall from time to time determine in his discretion.

                  b. Employee shall work exclusively for Employer on a full-time basis in such capacity as he is to serve pursuant to paragraph 2(a), devoting all of his time and attention during normal business hours to Employer's business.

                  c.       Employee shall perform his duties and
                           responsibilities hereunder diligently, faithfully and loyally in order to cause the proper, efficient and successful operation of Employer's business.

       3.     COMPENSATION AND BENEFITS.

                  a. BASE SALARY AND EXPENSES. As compensation for Employee's services, Employer shall pay to Employee during the Employment Period a salary (the "Base Salary") at the annual rate of $250,000 for FY `98. Any salary increases for future fiscal years will be determined by the Board of Directors of Employer or an appropriate committee thereof (the "Board") in its discretion based upon the recommendation of Employer's chief executive officer (the "Chief Executive Officer"). Base salary will be payable in arrears, in equal bi-weekly installments or at such other interval as the Board or applicable Employer policies shall direct. Employer shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee on


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                           Employer's behalf during the Employment Period and
                           approved by the Supervisor or such other officer as the Supervisor or applicable Employer policies shall direct.

                  b. BONUS COMPENSATION. In addition to the Base Salary, Employee shall, at the discretion of the Board, be eligible to receive bonus compensation ("Bonus Compensation") with respect to the Employment Period on such basis as shall be approved by the Board. For FY `98, Employee shall be eligible for a potential bonus of up to $150,000 based upon achieving goals and achievements agreed upon by Employee and Employer's Chief Executive Officer, subject to such approval thereof as may be required by the Board. Bonus compensation for subsequent fiscal years will be determined by the Board in its discretion based upon the recommendation of the Chief Executive Officer. The Bonus Compensation, if any, in respect to each fiscal year during the Employment Period shall be earned and shall accrue at, and Employee shall have no entitlement thereto (on a pro rata or any other basis) prior to, the end of the fiscal year to which such Bonus Compensation relates.

                  c. STOCK OPTIONS. During the Employment Period, Employee shall be eligible to receive grants of stock option(s) and other awards and benefits pursuant to such employee stock option and other stock-based employee benefit plans as Employer may maintain from time to time during the Employment Period with respect to Employer executives of like stature and compensation, in such amounts as may be determined by the Board in its discretion based upon the recommendation of the Chief Executive Officer. In the event that, during the Employment Period or at any time thereafter, Employee is re-assigned by Employer to a position carrying duties and responsibilities of lesser stature than the position in which Employee serves as of the time during the Employment Period that any such options or other rights or benefits are granted or awarded to or otherwise received by Employee (other than a re-assignment occurring as the result of or in connection with any change in control of Employer, in which case the provisions of the governing benefit plan applicable in such a circumstance shall control), such options, rights and benefits shall, to the extent unvested, unexercised or otherwise unrealized as of the time of such re-assignment, be subject to such reduction, cancellation and/or forfeiture as may then be determined to be appropriate by the Board in its discretion.

                  d. VACATION. During the Employment Period, Employee shall be entitled to vacation in accordance with Employer's policies.

                  e. HEALTH, DISABILITY, RETIREMENT AND DEATH BENEFITS. Employer shall provide Employee with the same health, disability, retirement and death and other fringe benefits as are generally provided to the executive employees of Employer in accordance with such terms, conditions and eligibility requirements as may from time to time be established by Employer.

       4.     TERMINATION.

                  a. This Agreement shall terminate automatically upon Employee's death.

                  b. Employer may terminate Employee's employment under this Agreement at any time, upon five (5) days written notice to Employee, if Employee becomes permanently disabled. Permanent disability shall be determined by Employer according to the same standards applicable to the employees of Employer generally under the disability benefits referred to in paragraph 3(e) hereof.

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              c.  Employer shall have the right to terminate Employee's
                  employment under this Agreement at any time (i) immediately for "cause" (which shall mean for any action or inaction of Employee which is adverse to Employer's interests, including, without limitation, Employee's dishonesty, grossly negligent misconduct, willful misconduct, disloyalty, act of bad faith, neglect of duty or material breach of this Agreement or of any Employer policy applicable to its employees generally), or
                  (ii) without cause upon five (5) days written notice to Employee.

       5.     EFFECTS OF TERMINATION AND EXPIRATION.

              a. In the event of automatic termination by reason of Employee's death pursuant to paragraph 4(a), or by Employer by reason of Employee's permanent disability pursuant to paragraph 4(b), all of Employer's obligations under this Agreement shall end except for Employer's obligations to pay Employee's Base Salary and Bonus Compensation, if any, in each case earned and accrued but unpaid to the date of death or permanent disability. Employee shall also have the right to receive any payments under the death or disability benefits, as the case may be, provided to Employee pursuant to paragraph 3(e), if any.

         b. In the event Employer exercises its right of termination other than for cause pursuant to paragraph 4(c)(ii), or upon the expiration of the Employment Period, all of Employer's obligations under this Agreement shall end except for its obligations to pay Employee's Base Salary and Bonus Compensation, if any, in each case earned and accrued but unpaid to the date of termination (which, for purposes of this paragraph 5(b) and paragraph 5(c) below, shall be five (5) days after the date on which notification is provided by Employer to Employee pursuant to paragraph 4(c)(ii)) or at the expiration of the Employment Period, whichever the case may be and, in the case of termination pursuant to paragraph 4(c)(ii), Employer's obligations under paragraph 5(c) of this Agreement.

              c. In the event Employer exercises its right of termination other than for cause pursuant to paragraph 4(c)(ii), Employer shall be obligated to pay Employee as severance pay, for the twelve
                  (12) month period following the date of such termination, annualized compensation at a rate which shall be equal to the Base Salary at such termination date. Such payments shall be made in equal bi-weekly installments or at such other interval as the Board or Employer's corresponding payroll policies shall direct.

              d. In the event Employer exercises its right of termination pursuant to paragraph 4(c)(i) for cause, or Employee otherwise leaves the employ of Employer prior to the expiration of the Employment Period, all of Employer's obligations under this Agreement shall end except for Employer's obligations to pay Employee's Base Salary, if any, earned and accrued but unpaid to the date of such termination or of the Employee otherwise leaving Employer's employ.

       6.     COVENANT NOT TO COMPETE.

         a. RESTRICTED ACTIVITIES--DURATION. Except as otherwise consented to or approved by Employer's Board of Directors in writing, Employee agrees that, in addition to being operative during the Employment Period, the provisions of paragraphs 6(a)(i) through (iii) hereof, inclusive, shall be operative for a period of twelve (12) months after the later of (1) the date Employee's employment with Employer (pursuant to this Agreement or otherwise) is terminated or otherwise ceases, or
                  (2) the end of all severance payments, if any, which Employer is obligated to make to Employee under paragraph 5(c) of this Agreement or any other subsequent written agreement between them, regardless of the time, manner or reason for the termination or other cessation of such employment. During such periods, Employee will not, directly or indirectly,


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                  acting alone or as a member of a partnership or as an owner, director, officer, employee, manager, representative or consultant of any corporation or other business entity:

                  i. Engage in any business which manufactures, sells, distributes, services or supports products or services of a type manufactured, sold, marketed, serviced or supported, or in any other business in competition with or adverse to the business that is conducted by Employer, or which Employer is in the process of developing and in or of which Employee participated or has knowledge, at the time of the cessation of Employee's employment with the Employer, in the United States, Canada or any European, Asian, Pacific Rim or other foreign country in which Employer then or thereafter transacts business or is making a bona fide attempt to do so;

                 ii. induce, request or attempt to influence any customer or supplier of Employer to curtail or cancel their business or prospective business with Employer or in any way interfere with Employer's business relationships; or

                iii. induce, solicit or assist or facilitate the inducement or solicitation by any third person of any employee, officer, agent or representative of Employer to terminate his respective relationship with Employer or in any way interfere with the Employer's employee, officer, agent or representative relationships.

              b. TOLLING; RELIEF OF OBLIGATIONS. In the event that Employee breaches any provision of this paragraph 6, such violation (i) shall toll the running of the twelve (12) month period set forth in paragraph 6(a) from the date of commencement of such violation until such violation ceases, and (ii) shall relieve Employer of any obligations to Employee under this Agreement.

              c. "BLUE PENCILING" OR MODIFICATION. If either the length of time, geographic area or scope of restricted business activity set forth in paragraph 6(a) is deemed unreasonably restrictive or unreasonable in any other respect in any proceeding before a court of competent jurisdiction, Employee and Employer agree and consent to such court's modifying or reducing such restriction(s) with respect, but only with respect, to that jurisdiction to the extent deemed reasonable under the circumstances then presented.

       7.     NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

             a. For purposes of this Agreement, "Confidential Information" means all information or trade secrets of any type or description belonging to Employer which are proprietary and confidential to Employer and which are not publicly disclosed or are only disclosed with restrictions. Without limiting the generality of the foregoing, Confidential Information includes: strategic and other plans for carrying on business; cost data and other financial information; lists of customers, employees, vendors and business partners and alliances; manufacturing methods and processes; product research and engineering data, drawings, designs and schematics; computer programs, flow charts, routines, subroutines, translators, compilers, operating systems and object and source codes; specifications, inventions, know-how, calculations and discoveries; any letters, papers, documents and instruments disclosing or reflecting any of the foregoing; and all information revealed to or acquired or created by Employee during Employee's employment by Employer relating to any of the foregoing or otherwise to Employer's past, current or future business.

             b. Employee acknowledges that the discharge of Employee's duties under this Agreement will necessarily involve his access to Confidential Information. Employee acknowledges that the

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                  unauthorized use by him or disclosure by him of such
                  Confidential Information to third parties might cause irreparable damage to Employer and Employer's business. Accordingly, Employee agrees that at all times after the date hereof he will not, without the prior written consent of Employer's Board of Directors, copy, publish, disclose, divulge to or discuss with any third party, nor use for his own benefit or that of others any Confidential Information, except in the normal conduct of his duties under this Agreement, it being understood and acknowledged by Employee that all Confidential Information created, compiled or obtained by Employee or Employer, or furnished to Employee by any person while Employee is associated with Employer, is and shall be and remain Employer's exclusive property.

              c. Promptly upon termination of his employment, irrespective of the time or manner thereof or reason therefor, Employee agrees to return and surrender to Employer all Confidential Information copies thereof in any form which is in any manner in his control or possession, as well as all other Employer property.

         8. RIGHTS. Employee acknowledges and agrees that any procedure, design feature, schematic, invention, improvement, development, discovery, know-how, concept, idea or the like (whether or not patentable, registrable under copyright or trademark laws, or otherwise protectable under similar laws) that Employee (whether individually or jointly with any other person or persons) has since the inception of his employment with Employer conceived of, suggested, made, invented, developed or implemented, or may hereafter conceive of, suggest, make, invent, develop or implement, during the course of his service to Employer which relates in any way to the business of Employer or to the general industry of which Employer is a part, all physical embodiments and manifestations thereof, and all patent rights, copyrights and trademarks (and applications therefor) and similar protections thereof (all of the foregoing referred to as "Work Product") are and shall be the sole, exclusive and absolute property of Employer. All Work Product shall be deemed to be works for hire for the benefit of Employer, and to the extent that any Work Product may not constitute a work for hire, Employee hereby assigns to Employer all right, title and interest in, to and under such Work Product, including, without limitation, the right to obtain such patents, copyright registrations, trademark registrations or similar protections as Employer may desire to obtain. Employee will immediately disclose all Work Product to Employer and agrees, at anytime, upon Employer's request and without additional compensation, to execute any documents and otherwise to cooperate with Employer (including, without limitation, all lawful testimony and sworn statements or other certifications as may be appropriate) respecting the perfection of its right, title and interest in, to and under such Work Product and in any litigation or administrative or other proceeding or controversy in connection therewith, all expenses incident thereto be borne by Employer.

       9.     INDUCEMENT; REMEDIES INADEQUATE.

              a. The covenants made by Employee in favor of Employer under paragraphs 6, 7 and 8 of this Agreement are being executed and delivered by Employee in consideration of Employee's employment with Employer and Employer's obligations hereunder (including, without limitation, the Base Salary, the Bonus Compensation and other benefits and payments provided for herein). Employee further acknowledges that such covenants were and have been conditions of his employment since the inception of Employee's employment with Employer.

              b. Employee has carefully considered, and has had adequate time and opportunity to consult with his own counsel or other advisors regarding the nature and extent of the restrictions upon him, and the rights and remedies conferred upon Employer, under paragraphs 6, 7 and 8 hereof, and hereby acknowledges and agrees that such restrictions are reasonable in time, territory and


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                  scope, are designed to eliminate competition which otherwise would be unfair to Employer, do not stifle the inherent skill and experience of Employee, would not operate as a bar to Employee's sole means of support, are fully required to protect the legitimate interests of Employer and do not confer a benefit upon Employer disproportionate to the detriment to Employee.

              c. Employee acknowledges that the services to be rendered by him to Employer as contemplated by this Agreement are special, unique and of extraordinary character. Employee expressly agrees and understand that the remedy at law for any breach by him of paragraph 6, 7 or 8 of this Agreement will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, upon adequate proof of Employee's violation of any legally enforceable provision of paragraph 6, 7 or 8 hereof, Employer shall be entitled to immediate injunctive relief, including, without limitation, a temporary order restraining any threatened or further breach. In the event any equitable proceedings are brought to enforce any provision of paragraphs 6, 7 and 8 hereof, Employee agrees that he will not raise in such proceedings any defense that Employer has an adequate remedy at law, and Employee hereby waives any such defense. Nothing in this Agreement shall be deemed to limit Employer's remedies at law or in equity for any breach by Employee of any of the provisions of paragraphs 6, 7 and 8 hereof which may be pursued or availed of by Employer. Without limiting the generality of the immediately preceding sentence, any covenant on Employee's part contained in paragraph 6, 7 or 8 hereof which may not be specifically enforceable shall nevertheless, if breached, give rise to a cause of action for monetary damages.

              d. As used in paragraphs 6, 7 and 8 hereof and in this paragraph 9, the term "Employer" (other than with respect to the Board of Directors) shall include, in addition to Employer, all subsidiaries and other affiliates of Employer, whether so related to Employer during Employee's employment with Employer or at any time thereafter.

              e. Subject only to such time limitations as may be expressly set forth therein, the covenants and agreements made by Employee in paragraphs 6, 7 and 8 hereof and this paragraph 9 shall survive full payment by Employer to Employee of the amounts to which Employee is entitled under this Agreement, the expiration of the Employment Period and the expiration or termination of this Agreement.

      10. ASSIGNMENT OF EMPLOYEE'S RIGHTS. In no event shall Employer be obligated to make any payment under this Agreement to any assignee or creditor of Employee. Prior to the time provided for the making of any payment under this Agreement, neither Employee nor his legal representative shall have any right by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Agreement.

      11. RIGHT OF SET-OFF. Any payments to be made to Employee under this Agreement shall be subject to offset by Employer for any claims for damages, liabilities or expenses which it may have against Employee.

      12. EMPLOYER'S OBLIGATIONS UNFUNDED. Except as to any benefits that may be required to be funded under any benefit plan of Employer pursuant to law or under any other written agreement, the obligations of Employer under this Agreement are not funded, and Employer shall be not required to deposit in escrow or otherwise set aside any moneys in advance of the due date for payment thereof to Employee.

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      13.         NOTICES. Any notice to be given hereunder by Employer to
                  Employee shall be deemed to be given if delivered to Employee in person, or if mailed to Employee, by certified mail, postage prepaid, return receipt requested, at his address last shown on the records of Employer, and any notice to be given by Employee to Employer shall be deemed to be given if delivered in person or by mail, postage prepaid, return receipt requested to the President and Chief Executive Officer of Employer at Employer's principle executive office, unless Employee or Employer shall have duly notified the other parties in writing of a change of address. If mailed, notice shall be deemed to have been given when deposited in the mail as set forth above.

      14. AMENDMENTS. This Agreement shall not be modified or discharged, in whole or in part, except by an agreement in writing signed by the parties hereto.

      15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to Employee's employment by Employer from and after the Effective Date. The parties are not relying on any other representation or understanding with respect thereto, express or implied, oral or written. This Agreement supersedes any prior employment agreement, written or oral, between Employee and Employer.

      16. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not affect the meaning of any terms or provisions hereof.

      17. GENDER AND NUMBER. Whenever the context may permit, any pronouns used herein shall include the corresponding masculine, feminine and neuter forms, and the singular form of any noun or pronoun, including any terms defined herein, shall include the plural and vice versa.

      18. BINDING EFFECT. The rights and obligations of Employer hereunder shall inure to the benefit of, and shall be binding upon, Employer and its respective successors and assigns, and the rights and obligations of Employee hereunder shall inure to the benefit of, and shall be binding upon, Employee and his heirs, personal representatives and estate.

      19. SEVERABLE PROVISIONS. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable in any jurisdiction, in whole or in part, the remaining provisions and any partially enforceable provision shall be binding and enforceable to the extent enforceable in such jurisdiction.

      20. GOVERNING LAW. This Agreement shall be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Ohio.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

  TELXON CORPORATION                         EMPLOYEE

  By:  /s/ Frank E. Brick                    /s/ Leonard D. Abeita
     ------------------------------------    --------------------------------
       Frank E. Brick                        Leonard D. Abeita
       President & Chief Executive Officer   Senior Vice President,
                                                 Global Professional Services
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